Exhibit 10.1

[LASALLE HOTEL PROPERTIES LETTERHEAD]

May 31, 2008

Michael D. Barnello

8811 Clewerwall Drive

Bethesda, Maryland 20817

Dear Mike:

We are pleased to confirm the following offer to you to become the President, as well as Chief Operating Officer, of LaSalle Hotel Properties (the “Company”):

•

Effective upon your acceptance of this offer, your title will be President and Chief Operating Officer, and you will have the duties and responsibilities commensurate with such position as shall be reasonably and in good faith determined from time to time by the Chief Executive Officer. You will continue to report to the Chief Executive Officer, Jon E. Bortz, who will relinquish the title of President but remain Chief Executive Officer and Chairman of the Company.

•

Effective July 1, 2008, your 2008 annual base salary will be increased to $500,000, paid in accordance with the Company’s pay practices for its executive officers generally, including subject to legally required or authorized payroll deductions and applicable tax withholdings.

•

Effective July 1, 2008, your annual cash incentive bonus target amount will be increased to 100% of your annual base salary, or $500,000. For 2008, the increase will be implemented on a pro rata basis (i.e., a total target amount of $397,000, calculated as (x) 50% of your current target bonus of $294,000, or $147,000, plus (y) 50% of the $500,000 target bonus applicable after July, or $250,000). The annual cash incentive bonus plan will otherwise continue to apply in accordance with its terms and conditions and as determined by the compensation committee of the Company’s board of trustees.

•

At the next board of trustees meeting, the number of trustees constituting the full board of trustees would be increased to eight, and you will be appointed as a trustee (initially to the class of trustees whose terms expire 2009), to serve until your successor is duly elected and qualified.

•

While you serve as President and Chief Operating Officer, you will continue to be eligible to participate in the long-term equity incentive compensation policies that may be adopted by the compensation committee of the board of trustees for the Company’s executive officers generally. In this regard, your annual target amount of long-term equity incentive compensation will be increased to $1,000,000 (as determined in the discretion of the compensation committee of the board of trustees), of which we expect

50% to be in the form of grants of restricted shares subject to time-based vesting (but not performance-based vesting) and 50% to be in the form of agreements to award restricted shares where the award amount is not determined immediately but dependent on performance over a period of time.

•

Effective upon your acceptance of this offer, the Company will grant you an award consisting of 300,000 restricted shares, of which 175,000 shares are subject to time-based vesting and 125,000 are subject to performance-based vesting, as described in greater detail below:

•

with respect to the time-based portion of the award, the award will be made pursuant to an award agreement substantially in the form of the award agreement used for the time-based restricted shares awarded to you in December 2007 (including with respect to dividends), except that instead of pro rata vesting over three years, the 175,000 shares will vest as follows: (i) 75,000 shares, or 25% of the total 300,000 shares, will vest on June 30, 2011, (ii) 50,000 shares, or 16- 2/3% of the total 300,000 shares, will vest on June 30, 2014, and (iii) 50,000 shares, or 16- 2/3% of the total 300,000 shares, will vest on June 30, 2017; and

•

with respect to the performance-based portion of the award, the award will be made pursuant to an agreement to award 125,000 (in target amount) performance-based restricted shares pursuant to an award agreement substantially in the form of the award agreement used for the performance-based restricted share award granted to you in December 2007 (the “Performance Award Agreement”), except that:

•

with respect to 25,000 shares (in target amount), the actual amount of the award will be determined on July 1, 2011 and will depend on the Company’s total return over a three-year measuring period beginning with the per-share closing price for the Company’s common shares on June 30, 2008 and ending with the per-share closing price of the Company’s common shares on June 30, 2011;

•

with respect to 50,000 shares (in target amount), the actual amount of the award will be determined on July 1, 2014 and will depend on the Company’s total return over a three-year measuring period beginning with the per-share closing price for the Company’s common shares on June 30, 2011 and ending with the per-share closing price of the Company’s common shares on June 30, 2014;

•

with respect to 50,000 shares (in target amount), the actual amount of the award will be determined on July 1, 2017 and will depend on the Company’s total return over a three-year measuring period beginning with the per-share closing price for the Company’s common shares on June 30, 2014 and ending with the per-share closing price of the Company’s common shares on June 30, 2017; and

•

once an award amount is determined and shares are awarded in accordance with the agreement and the equity incentive plan, such shares will not be subject to any additional time-based vesting (as was the case with the performance awards granted in December 2007).

•

We and you acknowledge that the performance metrics and dividend accrual provisions in the Performance Award Agreement will be the same as the performance metrics and dividend accrual provisions contained in the award agreement used for the performance-based restricted share award granted to you in December 2007, subject to the different measuring periods as specified above. In addition, the actual number of shares awarded pursuant to the Performance Award Agreement could be 0% of the target amount or up to 200% of the target amount.

•

During your employment as President and Chief Operating Officer, you will continue to be eligible to participate in customary and usual fringe benefits generally available to the Company’s executive officers, subject to the terms and conditions of the Company’s policies and benefit plan documents and subject to the ability of the Company to change or eliminate the fringe benefits on a prospective basis. You will also continue to be entitled to earn vacation at the rate applicable to the Company’s executive officers generally.

We extend this offer to you in connection with a succession plan adopted by the board of trustees. The succession plan provides that the board of trustees expects to appoint you as the Chief Executive Officer upon the retirement of Jon E. Bortz from the Chief Executive Officer position and that such retirement will be July 1, 2010. Upon your appointment to Chief Executive Officer, (i) the compensation committee would adjust your compensation to reflect appropriate Chief Executive Officer compensation (as determined in the discretion of the committee), and (ii) the severance multiple in your severance agreement in Section 3(b)(2) will be increased from 2.0 to 3.0 and the stay bonus multiple in Section 3(e) will be increased from 0.5 to 1.0. We will publicly announce the succession plan promptly after your acceptance of this offer.

As you are aware, the Company does not have employment agreements with its executive officers and, accordingly, your employment with the Company will continue to be on an at-will basis.

This letter describes in full the offer that has been extended to you and supersedes any previous oral or written offer that may have been made. This letter will be governed and construed in accordance with the laws of the State of Maryland. This letter may be amended or modified only with the written consent of you and the Company’s board of trustees.

Sincerely,

LaSalle Hotel Properties

By:	/s/ Jon E. Bortz
Jon E. Bortz,
Chairman and Chief Executive Officer

I agree and accept the change in my employment position and title and the other terms and conditions described above.

/s/ Michael D. Barnello
Michael D. Barnello

Date: May 31, 2008

4